EQUITABLE VARIABLE LIFE INSURANCE COMPANY


The policy to which this endorsement is attached is amended as follows:


The first sentence of the "Loan Value" provision is changed to read:


     If this policy has not lapsed, the loan value is 90% of the policy's cash value.


                    EQUITABLE VARIABLE LIFE INSURANCE COMPANY


    SPECIMEN                                      SPECIMEN
   Kevin Keefe       Secretary                 Donald J. Mooney       President


S.83-23